TERMINATION AGREEMENT AND MUTUAL RELEASE

THIS AGREEMENT dated as of December 3, 2008 and effective as of the 31st day of October, 2008.

BETWEEN:
CANDEV RESOURCE EXPLORATION INC., a company
with an address c/o 2200 – 1177 West Hasting Street,
Vancouver, British Columbia V6E 2K3
(the “Company”)
AND:
CARL VON EINSIEDEL, an individual with a mailing address
at 8888 Shook Road, Mission, British Columbia V2V 7N1
(“Einsiedel”)

WHEREAS:

A.           The Company and Einsiedel entered into a Property Option Agreement dated August 25, 2006, as amended on January 15, 2008 (collectively, the “Property Option Agreement”), whereby the Company acquired the right to earn a 100% interest in and to five (5) mineral claims that make up the King Claims North and South located in the Iskut region, northwestern British Columbia, as more particularly described in Schedule “A” hereto;

B.           The Company and Einsiedel have agreed that it would be in the best interests of the parties to mutually terminate the Property Option Agreement; and

C.           The Company and Einsiedel wish to enter into this Agreement to confirm the termination of the Property Option Agreement effective as of October 31, 2008, and to release each other from any and all obligations and liabilities pursuant to the Property Option Agreement.

NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1.           Termination of the Agreement and Mutual Release. The Property Option Agreement is hereby terminated effective as of October 31, 2008, and the parties hereby release each other from all further liabilities and legal obligations of whatsoever kind and howsoever arising which either of them may now have or at any time hereafter can, shall or may have in any way resulting or arising from any cause, matter or thing existing up to the present time in connection with the Property Option Agreement.

2.           Further Assurances. The parties will execute such further assurances and other documents and instruments and do such further and other acts and things as may be necessary to implement and carry out the intent of this Agreement.

3.           Successors and Assigns. This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns.

4.           Headings and Division. The headings in this Agreement and the division of this Agreement into sections are for convenience of reference only and will not affect the interpretation of this Agreement.

5.           Independent Legal Advice. Einsiedel hereto hereby acknowledges and agrees that he has had the opportunity to obtain independent legal advise with respect to this Agreement.

6.           Governing Law. This Agreement and the application or interpretation hereof will be governed exclusively by its terms and by the laws of the Province of British Columbia.

7.           Counterparts. This Agreement may be executed in two or more counterparts all of which together will constitute one and the same instrument.

8.           Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

CANDEV RESOURCE EXPLORATION INC.

Per:	/s/ Mark McLeary
Authorized Signatory

WITNESSED BY:	)
)
/s/ Dorian Leslie	)
Name	)
)
Address	)	/s/ Carl von Einsiedel
	)	CARL VON EINSIEDEL
)
)
Occupation	)

Schedule “A”

King Claims North and South

King Claims North Tenure Number	King Claims South Tenure Number
528276	552025
508287	552026
531518